Exhibit 99.1

News Bulletin

        2200 West Parkway Boulevard
        Salt Lake City, Utah  84119-2331
            www.franklincovey.com

FRANKLINCOVEY ANNOUNCES
THIRD QUARTER OPERATING RESULTS

Salt Lake City, Utah – July 10, 2008 – Franklin Covey Co. (NYSE: FC) today announced financial results for its third quarter and first three quarters of fiscal 2008.  The Company’s third fiscal quarter, which includes the months of March, April, and May, has historically reflected stronger training and consulting sales, but seasonally weaker product sales when compared to the first two quarters of the Company’s fiscal year.  For the quarter ended May 31, 2008, the Company reported a consolidated loss from operations totaling $0.9 million compared to $2.4 million of operating income reported in the third quarter of fiscal 2007.  Net income available to common shareholders also decreased to a $1.5 million loss ($0.09 loss per common share) for the quarter ended May 31, 2008, compared to $0.5 million of net income ($0.03 diluted earnings per common share after preferred stock dividends) for the quarter ended June 2, 2007.

For the three quarters ended May 31, 2008, the Company reported income from operations totaling $11.0 million compared to $15.5 million for the first three quarters of the prior year.  The results of the prior year included a $1.2 million gain from the sale of a manufacturing facility.  Without the benefit of this gain, the Company’s income from operations would have totaled $14.3 million for the first three quarters of fiscal 2007.  Net income available to common shareholders decreased to $3.6 million ($0.18 diluted earnings per common share) compared to $4.8 million ($0.24 diluted earnings per common share after preferred stock dividends).  The following is a description of the significant factors that affected the Company’s reported financial results for the quarter and three quarters ended May 31, 2008.

Quarter Ended May 31, 2008

The Company’s financial results for the quarter ended May 31, 2008 were primarily attributable to the following factors: 1) consolidated sales declined $5.4 million, which was the result of a $5.7 million decrease in product sales, which are primarily sold through the Company’s Consumer Solutions Business Unit (CSBU), that was partially offset by a slight increase in training and consulting services sales, which are primarily sold through the Organizational Solutions Business Unit (OSBU); 2) gross margin, which is gross profit stated in terms of a percentage of sales, decreased slightly to 60.5 percent of sales compared to 61.4 percent in the prior year; 3) total operating expenses decreased by $0.6 million, which was the result of a $1.1 million decrease in selling, general, and administrative expenses that was partially offset by increased depreciation expense; 4) net interest expense decreased by $0.1 million due to reduced line of credit borrowings and lower interest rates; and 5) a $0.3 million decrease in preferred dividends due to the redemption of all outstanding preferred stock during the third quarter of fiscal 2007.

Further details about these factors and other information regarding the Company’s financial performance during the quarter ended May 31, 2008 are presented below.

Sales – Consolidated sales decreased to $59.1 million compared to $64.5 million during the third quarter of fiscal 2007.  The decline was primarily due to decreased product sales, which were partially offset by increased training and consulting service sales.  Training and consulting service sales, which are primarily sold through OSBU channels, increased by $0.2 million compared to the prior year.  The

Company’s training and consulting service sales were significantly impacted by the sales and transitions of the offices in Brazil and Mexico to licensees, which decreased sales by $1.3 million compared to the prior year.  Following the sale of these operations during fiscal 2007, the Company now receives royalty revenue from their operations based upon gross sales.  However, the impact of decreased sales was offset by improvments in operating income from these entities during the quarter.  On a comparable basis, which excludes the impact of Brazil and Mexico direct office sales in fiscal 2007, the Company’s consolidated training and consulting sales increased by 5 percent when compared to fiscal 2007.  Domestic OSBU sales were flat when compared to the prior year as increased sales from 5 of 7 direct sales offices and certain specialized events were offset by decreased sales in 2 direct offices, the sales performance group, public programs, and media channels.  The relatively flat domestic OSBU sales performance during the quarter was reflective of the non-repeating successful launch of the Company’s new leadership offering during the second quarter of fiscal 2007, which also had a favorable initial impact on domestic training and consulting sales during the third quarter of fiscal 2007.  International sales decreased $0.3 million compared to the same quarter of fiscal 2007, primarily as a result of the elimination of sales from the Company’s wholly owned offices in Brazil and Mexico.  Sales increased 11 percent over the prior year at the Company’s directly owned international offices and from foreign licensee royalty revenues.  The translation of foreign sales to United States dollars resulted in a $1.1 million favorable impact to consolidated sales as foreign currencies strengthened against the United States dollar during the quarter ended May 31, 2008.

The Company’s CSBU sales were impacted by a $2.1 million decrease in retail store sales, a $1.9 million decrease in wholesale sales, and a $0.9 million decrease in consumer direct sales.  Retail sales declined, reflecting reduced traffic, which was partially due to a significant increase in the number of wholesale outlets that sell the Company’s products and compete directly against Company-owned retail stores, the elimination of low-margin technology sales, and closed stores.  As a result of these factors, comparable store sales declined 10 percent compared to the third quarter of fiscal 2007.  Consumer direct sales declined primarily due to decreased traffic through these channels, which includes eCommerce and the Company’s call center.  Sales through the Company’s wholesale channel, which includes sales to office superstores and other retail chains, decreased primarily due to the transition of a portion of the Company’s wholesale business to a new distributor.

Gross Profit – Due to decreased sales, the Company’s consolidated gross profit decreased to $35.8 million compared to $39.6 million in the third quarter of the prior year.  Consolidated gross margin, which is gross profit stated in terms of a percentage of sales, decreased slightly to 60.5 percent of sales for the quarter ended May 31, 2008, compared to 61.4 percent during fiscal 2007.  The decline in gross margin was primarily due to increased amortization of capitalized development costs and increased sales of low-margin specialized seminar events.

Operating Expenses – Consolidated selling, general, and administrative (SG&A) expenses decreased $1.1 million, or 3 percent, compared to the prior year.  The decrease in SG&A expenses was primarily due to 1) the sales and conversions of the Brazil and Mexico sales offices to licensees, which reduced SG&A expenses by $1.0 million; 2) a $0.7 million decrease in share-based compensation expense that was primarily due to the determination that no shares will be awarded under the fiscal 2007 long-term incentive plan and the corresponding reversal of accumulated share-based compensation expense related to that plan; and 3) decreased rent and utility expenses totaling $0.7 million that were primarily attributable to a $0.4 million lease buyout received from a tenant, the receipt of a $0.2 million contingent refund of telephone expenses from a vendor based on usage through a contracted period, and an overall reduction in rent, utilities, and related expenses resulting from the closure of retail stores.  These decreases in operating costs were partially offset by a $0.6 million increase in retail store closure costs, a $0.3 million increase in public programs promotional spending, and smaller increases in various other areas of the Company’s operations.

Consolidated depreciation expense increased $0.4 million, primarily due to the acceleration of depreciation on a software module resulting from a revision in the estimated useful life of the software.  Amortization expense on definite-lived intangible assets did not differ appreciably from prior year financial results.

Three Quarters Ended May 31, 2008

Sales – The Company’s consolidated sales decreased to $207.8 million compared to $216.9 million during the first three quarters of fiscal 2007.  Although sales through the OSBU have increased $1.9 million over the prior year, the increase was not enough to offset an $11.0 million decrease in CSBU sales.  Domestic OSBU sales performance was flat compared to the prior year, primarily due to lower sales from public programs, the sales performance group, and book and audio divisions.  Decreased sales from these groups were partially offset by increased sales from the combined geographical and vertical market sales offices and by increased sales from specialized seminar events.  International sales continued to strengthen and increased $1.9 million compared to the prior year.  Combined sales from the Company’s remaining directly owned foreign offices, as well as from licensee royalty revenues, increased $6.0 million, or 17 percent, compared to the prior year.  Partially offsetting these increases was the elimination of sales from the Company’s wholly owned subsidiary in Brazil and training operations located in Mexico.  The conversion of these operations to licensees had a $3.6 million unfavorable impact on international sales but improved the Company’s income from these operations compared to the prior year.  The translation of foreign sales to United States dollars had a $3.0 million favorable impact on the Company’s consolidated sales as foreign currencies strengthened against the United States dollar during the three quarters ended May 31, 2008.

Sales through the CSBU channels declined $11.0 million primarily due to a $4.7 million decrease in retail store sales, a $3.3 million decrease in consumer direct sales, and a $2.8 million decrease in wholesale sales.  Retail sales declined, reflecting reduced traffic, which was partially due to a significant increase in the number of wholesale outlets that sell the Company’s products and compete directly against Company-owned retail stores, the elimination of low-margin technology sales, and closed stores.  These factors combined to produce a 5 percent decline in comparable store sales compared to the first three quarters of fiscal 2007.  Consumer direct sales declined primarily due to decreased traffic through these channels and sales through the Company’s wholesale channel decreased primarily due to the transition of a portion of the wholesale business to a new distributor.  The Company believes that the product sales declines during fiscal 2008 were exacerbated by deteriorating economic conditions in the United States, which generally reduced consumer spending during the 2007 holiday season.

Gross Profit – The Company’s consolidated gross profit decreased to $128.4 million compared to $133.2 million in fiscal 2007.  The decrease in gross profit was primarily attributable to declining product sales in fiscal 2008 compared to the prior year.  The Company’s consolidated gross margin improved slightly to 61.8 percent of sales compared to 61.4 percent in the first three quarters of fiscal 2007.  The slight increase in gross margin percentage was primarily attributable to the continuing shift toward increased training and consulting sales, which generally have higher margins than product sales, as a percent of total sales.  Training and consulting service sales increased to 49 percent of total sales for the three quarters ended May 31, 2008 compared to 45 percent in the prior year.

Operating Expenses – The Company’s operating expenses decreased $1.6 million (excluding the gain on the sale of a manufacturing facility in the second quarter of fiscal 2007) compared to the first three quarters of fiscal 2007 primarily due to decreased SG&A expenses.  The $2.2 million decrease in SG&A expenses was primarily due to 1) the fiscal 2007 sale of the Company’s subsidiary in Brazil and the training and consulting operations in Mexico, which reduced SG&A expenses by $2.9 million; 2) a $1.8 million decrease in share-based compensation primarily due to the determination that no shares will be awarded under the fiscal 2006 or fiscal 2007 long-term incentive plans and the corresponding reversal of share-based compensation expense from those plans; and 3) a $0.5 million decrease in audit and related consulting costs primarily resulting from improved processes and procedures combined with revised internal control testing standards.  These decreases were partially offset by 1) a $1.3 million increase in OSBU promotional costs; 2) a $0.6 million increase in retail store closure costs that were primarily incurred in connection with the buyout of two leases; and 3) smaller increases in SG&A spending in various other areas of the Company’s operations.

Consolidated depreciation expense increased to $4.0 million compared to $3.5 million for the first three quarters of fiscal 2007.  The increase in depreciation expense in fiscal 2008 was primarily due to the acceleration of depreciation on a payroll software module that had a revision to its estimated useful life, and an impairment charge for software that did not function as anticipated and was written off.  Total amortization expense was consistent with prior year financial results and did not differ appreciably.

Interest Expense – Net interest expense increased $0.8 million primarily due to line of credit borrowings resulting from the redemption of all remaining shares of preferred stock during the third quarter of fiscal 2007.

Income Taxes – The Company’s income tax provision for the three quarters ended May 31, 2008 totaled $5.1 million compared to $6.9 million for the same period of fiscal 2007.  The decrease in the Company’s income tax provision was primarily due to reduced pre-tax income compared to the prior year.  The effective tax rate for the three quarters ended May 31, 2008 of approximately 58 percent was higher than statutory combined rates primarily due to the accrual of taxable interest income on the management stock loan program and withholding taxes on royalty income from foreign licensees.

Other Matters

Completion of the Sale of Consumer Solutions Business Unit Assets

On July 7, 2008, the Company announced that it completed its previously announced sale of substantially all of the assets of its CSBU to Franklin Covey Products, LLC.  Franklin Covey Products, LLC, which is controlled by Peterson Partners, a private equity firm, purchased the CSBU assets for $32.0 million in cash subject to adjustments for net working capital.  The Company invested approximately $1.8 million to purchase a 19.5 percent voting interest in the new company and made a $1.0 million preferred capital contribution with a 10 percent priority return.  The Company also has the opportunity to earn contingent license fees if Franklin Covey Products, LLC achieves certain performance objectives.

Investor Webinar

On July 7, 2008, the Company also announced that it will host a discussion for shareholders and the financial community to review its financial results for the fiscal quarter and three quarters ended May 31, 2008, the recent sale of the CSBU assets, and to the extent applicable, the proposed self tender offer.  The discussion is scheduled to be held on Friday, July 11, 2008 at 11:00 a.m. Eastern Daylight time (9:00 a.m. Mountain Daylight time).

Interested persons can participate by calling 1-888-396-2356, access code: 88095150 and by logging on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=1895357.

Tender Offer Statement

This communication is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will be mailed to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by Franklin Covey Co. with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from the Company’s information agent to be appointed in connection with the offer.

About FranklinCovey
FranklinCovey (NYSE: FC) is the global consulting and training leader in the areas of strategy execution, customer loyalty, leadership, and individual effectiveness.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions. FranklinCovey (www.franklincovey.com) has 46 direct and licensee offices providing professional services in 147 countries.

Investor Contact: FranklinCovey Steve Young 801-817-1776 Steve.Young@franklincovey.com	Media Contact: FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Three Quarters Ended
	May 31,	June 2,	May 31,	June 2,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$59,061	$64,509	$207,763	$216,914

Cost of sales	23,304	24,873	79,372	83,691
Gross profit	35,757	39,636	128,391	133,223

Selling, general, and administrative	34,210	35,287	110,634	112,803
Gain on sale of manufacturing facility	-	-	-	(1,227)
Depreciation	1,497	1,060	4,044	3,463
Amortization	902	906	2,702	2,708
Income (loss) from operations	(852)	2,383	11,011	15,476

Interest expense, net	(670)	(743)	(2,318)	(1,521)
Income (loss) before income taxes	(1,522)	1,640	8,693	13,955

Income tax benefit (provision)	11	(753)	(5,063)	(6,939)
Net income (loss)	(1,511)	887	3,630	7,016

Preferred stock dividends	-	(348)	-	(2,215)
Net income (loss) available to common shareholders	$(1,511)	$539	$3,630	$4,801

Net income (loss) per share available to common shareholders:
Basic	$(0.09)	$0.03	$0.19	$0.24
Diluted	$(0.09)	$0.03	$0.18	$0.24

Weighted average common shares:
Basic	16,132	19,412	19,542	19,637
Diluted	16,132	19,738	19,815	19,933

Sales Detail by Category:
Products	$25,197	$30,857	$105,872	$118,248
Training and consulting services	33,864	33,652	101,891	98,666

Total	$59,061	$64,509	$207,763	$216,914

Sales Detail by Business Unit:
Retail Stores	$7,896	$10,010	$38,659	$43,402
Catalog / e-commerce	6,949	7,890	35,335	38,674
Wholesale	5,046	6,901	12,227	15,059
CSBU International	1,119	1,125	6,692	6,153
Other	1,280	1,523	3,721	4,360
Total Consumer Solutions Business Unit	22,290	27,449	96,634	107,648

Domestic	23,111	23,143	66,436	66,432
International	13,660	13,917	44,693	42,834
Total Organizational Solutions Business Unit	36,771	37,060	111,129	109,266

Total	$59,061	$64,509	$207,763	$216,914